Exhibit 99.6

Project Alabama Phase 1 Investor Presentation HOUSING TOLL ROADS PORT 1

This informational document has been prepared for selected parties in order to provide a preliminary understanding of the transaction and opportunity . We can assist the recipient of this document in making their own independent appraisal of the opportunity before preparing an indicative, non - binding and/or binding offer . This document does not purport to be complete or contain all of the information which a prospective investor may require . While prepared in good faith, no representation or warranty is made (or will be made in any agreement) as to the accuracy, reliability or completeness of any information contained in this document . The recipient agrees by receiving this document that it shall not copy, reproduce or distribute to others this document, whether in whole or in part, without prior written consent . Further, the recipient of this document will keep confidential all information contained herein that is not already public and will use this document only for assessing the opportunity . On request, the recipient will promptly return all materials received, including this document, without retaining copies . All projections in this document have been prepared for illustrative purposes only . They do not constitute, and should not be regarded as, a representation that the projected results will actually be achieved or that the underlying assumptions are certain . The projections are subject to uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the sender . The sender has not independently verified the projections . All enquiries in connection with this document or the investment process in general should be directed exclusively to the sender . 2 DISCLAIMER

ALABAMA’S TRADE CORRIDOR INFRASTRUCTURE PROJECTS PHASE 1 PHASE 2 PHASE 3 An exceptional investment opportunity in Phase 1 of the Alabama infrastructure project ▪ A $40 Billion investment focused on building: 1. Houses 2. Port 3. Toll Roads $40 Billion $34 Billion $60 Billion Total cost for all 3 phases: $134 Billion ▪ A $34 Billion investment focused on building: 1. Freight Rail 2. Utilities ▪ A $60 Billion investment focused on building: 1. Passenger Rail 2. Freight Airport 3. Service Structures, Service Facilities Source: Company & Management Information; Note: The data and figures herein are based on TEMS Transportation and Economic Models and assumptions. For a comprehensive understanding of these assumptions and data, please refer to Dr. Alex Metcalf’s detailed documentation and published work 3

FINANCING TERMS FOR PHASE 1 Key Financing Terms ▪ Borrower: GIFDA ▪ Amount: US $40 Billion (the initial tranche of the $40 Billion will be $5 Billion, which will be issued as a private loan note with a condition subsequent to do a listing after completion and become Senior Secured Notes) o The remaining 7 tranches, of $5 Billion each (for a total up to $40 Billion) will follow the same sequence in FY2025 ▪ Security: Initially private loan notes converting into bonds as Senior Secured Notes ▪ Principal: $40 Billion (funding of Phase 1) o Senior Coupon / Dividend: 2.35%, paid bi - annually for the investors under tax exemptions o Tenor: 30 years ▪ Interest Grace period: None, however, as part of the uses of funds, we have assumed 5 years of accrued interest ▪ Amortization: 30 years, note that as part of the uses of funds, we have assumed 3 years of accrued amortization after which the project can start to its normal amortization schedule for the remaining 27 years, paid annually ▪ Early bird discount: 5 - 7% for early bird subscribers for the first tranche of $5 Billion ▪ Drawdown Schedule: As per the financial model ▪ Debt Service Reserve Account: Minimum cash balance for the project will be approximately $7 - 8 Billion ▪ Conditions Precedents for Financial Close: Subscription Agreement and the usual confirmatory due diligence & documentation for this type of project Source: Company & Management Information; Note: The data and figures herein are based on TEMS Transportation and Economic Models and assumptions. For a comprehensive understanding of these assumptions and data, please refer to Dr. Alex Metcalf’s detailed documentation and published work 4

5 BOND TRANCHES FOR PHASE 1 5 Source: Company & Management Information; Notes: The data and figures herein are based on TEMS Transportation and Economic Models and assumptions. For a comprehensive understanding of these assumptions and data, please refer to Dr. Alex Metcalf’s detailed documentation and published work; (1) Refer to the financial model for a more detailed understanding of the various breakdowns Tranche 1 : $ 5 Billion Tranche 2 : $ 5 Billion Tranche 3 : $ 5 Billion Tranche 4 : $ 5 Billion Tranche 5 : $ 5 Billion Tranche 6 : $ 5 Billion Tranche 7 : $ 5 Billion Tranche 8 : $ 5 Billion All 8 Tranches (together $40 Billion will be issued in FY2025)

PROJECT OVERVIEW – PROJECT ALABAMA GEOGRAPHICAL IMPACT GIFDA Phase 1, North America View Alabama Georgia Mississippi Ohio Illinois Indiana Kentucky Tennessee Key ▪ Phase 1 State focus: ▪ States benefiting from Phase 1: Source: Company & Management Information; Note: The data and figures herein are based on TEMS Transportation and Economic Models a 6 n d assumptions. For a comprehensive 6 understanding of these assumptions and data, please refer to Dr. Alex Metcalf’s detailed documentation and published work

PROJECT ALABAMA ALIGNS WITH ESG PRINCIPLES & NEPA STANDARDS ▪ Development of a rail system to maximize carbon - friendly transportation options ▪ Promotion of compact urban landforms to reduce auto travel and enhance active transportation ▪ Utilization of recycled materials in construction to minimize the need for virgin resources ▪ Support for markets that focus on recycled waste streams ▪ Minimization of impacts on wetlands through bridging and coordinated with the US Army Corps of Engineers ▪ No fatal flaws identified in developing the toll road and railroads; ongoing assessments for air quality and other environmental elements ENVIRONMENTAL & SOCIAL ▪ Sourcing subcontractors and suppliers from the local region to boost the economy ▪ Active community support through volunteerism and public service initiatives ▪ Consideration of socioeconomic conditions and public health impacts in project planning ▪ Commitment to fair treatment and involvement of all communities affected by the project ▪ Commitment to comply with all federal, state, and local regulations regarding hiring, safety, and employment standards ▪ Ongoing evaluation and reporting of project impacts to ensure transparency and accountability ▪ Involvement of local stakeholders in decision - making processes ▪ Regular updates and communication to keep the community informed about project developments and benefits GOVERNANCE Source: Company & Management Information; Note: The data and figures herein are based on TEMS Transportation and Economic Models and assumptions. For a comprehensive understanding of these assumptions and data, please refer to Dr. Alex Metcalf’s detailed documentation and published work 7

BUSINESS PLAN – UNDERLYING MODEL FRAMEWORK Data Base Project Alabama utilizes TEMS’ forecasting financial & economic analysis approach TEMS’ model is designed to interface with condensed profiles, timetables, track condition, and other databases already in existence. The system incorporates an “Interactive Analysis” that allows a wide range of demand, revenue, technology, service levels, capital investment, and right - of - way condition issues to be assessed by a “what if” evaluation of possible options. This way weaker alternatives can be identified, and more favourable options developed. Economic Scenarios Transportation Strategies Forecast Year Trip Matrices Revenue Analysis User Benefit Analysis Economic Rent Analysis Financial Analysis Travel Demand Model Run Demand Model Calibration Source: Company & Management Information; Note: The data and figures herein are based on TEMS Transportation and Economic Models and assumptions. For a comprehensive understanding of these assumptions and data, please refer to Dr. Alex Metcalf’s detailed documentation and published work 8

9 BUSINESS PLAN – SUMMARY FINANCIALS BY FY2054 $144 Billion $30 Billion $71 Billion REVENUES COSTS AND SG&A CAPEX INVESTMENTS FINANCING COST $18 Billion • Leading to $24 Billion of Net Cash generated by NET CASH $24 Billion EBITDA/FCF $114 Billion The projects will have generated $24 Billion of Net Cash over 30 years TOTALS • Total Revenues of $144 Billion out of 3 main projects (Housing $77 Billion, Port $46 Billion and Toll Roads $21 Billion) • Leading to $114 Billion of FCF in 30 years • This is invested through $71 Billion of Capex and the associated financing costs are approximately $ 18 Billion 2054 which is reinvested in Phases 2 & 3 Source: Company & Management Information; Note: The data and figures herein are based on TEMS Transportation and Economic Models and assumptions. For a comprehensive understanding of these assumptions and data, please refer to Dr. Alex Metcalf’s detailed documentation and published work. The numbers presented have been rounded to the nearest whole number and are subject to refinement as the underlying model is updated